Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:

1)	Registration Statements on Form S-3 (Nos. 333-58743, 333-81503 and 333-124024) of Staples, Inc.;

2)	Registration Statement on Form S-4 (No. 333-202909) of Staples, Inc.; and

3)
Registration Statements on Form S-8 (Nos. 333-36713, 333-36715, 333-39991, 333-39993, 333-64545, 333-73383, 333-87971, 333-68428, 333-68430, 333-68432, 333-116644, 333-128449, 333-153405, 333-159875, 333-167378, 333-178383, 333-196680 and 333-204769) of Staples, Inc.;

of our reports dated March 4, 2016, with respect to the consolidated financial statements and schedule of Staples, Inc. and the effectiveness of internal control over financial reporting of Staples, Inc., included in this Annual Report (Form 10-K) of Staples, Inc. for the year ended January 30, 2016.
/s/ Ernst & Young LLP
Boston, Massachusetts
March 4, 2016